UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

Rio Vista Energy Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Rosecrans Ave., Suite 3355 El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 563-6255

Inapplicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 25, 2010, Regional Enterprises Inc. (“Regional”), a wholly-owned subsidiary of Rio Vista Energy Partners L.P. (“Rio Vista”) received a “notice of default and reservation of rights” (“Default Notice”) from RZB Finance LLC (“RZB”) in connection with the Loan Agreement dated as of July 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between RZB and Regional.

The Default Notice was the result of Regional’s failure to make the principal payment required to be made under Section 2.4(B) of the Loan Agreement in the amount of $60,000 on the last business day of February 2010.  In addition to the above, Regional does not expect that it will be able to make the principal payment required to be made under Section 2.4(B) of the Loan Agreement in the amount of $60,000 which will be due on the last business day of March 2010.  Rio Vista also does not expect that it will be able to deliver the required financial statements as required under Section 5.1(A) of the Loan Agreement.

In connection with the Loan Agreement, Regional granted to RZB a security interest in all of Regional’s assets, including a deed of trust on real property owned by Regional, and Rio Vista delivered to RZB a pledge of the outstanding capital stock of Regional.

In connection with the Default Notice, Rio Vista’s management is in discussions with RZB to restructure the Loan Agreement.  Although no definitive agreement has been reached, these discussions include reduction and extension of principal payments due under the Loan Agreement and a waiver to the financial statement requirements for an adequate period of time to allow Rio Vista to comply with such requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO VISTA ENERGY PARTNERS L.P.

By:	Rio Vista GP LLC, its
General Partner

	By:	/s/ Ian T. Bothwell
		Name:	Ian T. Bothwell
		Title:	Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Executive, Financial and Accounting Officer)

Date: March 31, 2010